        EXHIBIT 2.1

        EXECUTION COPY

STOCK PURCHASE AGREEMENT

between

THE STOCKHOLDERS OF ACTARIS METERING SYSTEMS S.A.,

as the Stockholders,

LBO FRANCE GESTION SAS,

as the Stockholder Representative,

ACTARIS METERING SYSTEMS S.A.,

and

ITRON, INC.,

as the Buyer

Dated as of February 25, 2007

TABLE OF CONTENTS

Page

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 25, 2007 (this "Agreement"), by and among Actaris Metering Systems S.A., a Luxembourg public limited liability company, having its registered office at 26, rue de Louvigny, L-1946, Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 108445 (the "Company"), the stockholders of the Company, each of which is listed on Exhibit A (each, a "Stockholder" and, collectively, the "Stockholders"), LBO France Gestion SAS, as agent and attorney-in-fact for the Stockholders (the "Stockholder Representative"), and Itron, Inc., a Washington corporation (the "Buyer").

RECITALS

A.           The Company is engaged, directly and indirectly through its Subsidiaries, in the manufacturing, marketing, selling, distributing, service and support operations of, and research and development activities related to, electricity, water, gas and energy metering hardware and systems at various locations around the world (the "Business").

B.           The Stockholders collectively own 100% of (i) the issued and outstanding shares of common stock, par value €25 per share ("Common Stock"), of the Company and (ii) the outstanding convertible bonds issued by the Company (the "Convertible Bonds").

C.           The Stockholders wish to sell to the Buyer, and the Buyer wishes to purchase from the Stockholders, the Shares and the Convertible Bonds.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  CERTAIN DEFINED TERMS

.  For purposes of this Agreement:

"2006 Financial Statements" means, collectively, true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2006 and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Ernst & Young LLP.

"Action" means any claim, notice, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Brazilian Act" means the Brazilian Competition Law No 8.884/94 of June 11, 1994, as amended.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or the Grand Duchy of Luxembourg.

"Business Employee" means, collectively, (i) each individual employed as of the Closing Date by the Company or any Subsidiary of the Company and (ii) employees of AMS Industries whose employment contracts entitle them to be employed by the Company upon termination of employment with AMS Industries.

"Contract" means any written contract, agreement, arrangement or understanding, whether express or implied.

"control", including the terms "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

"Credit Facility Agreements" means, collectively, (i) the credit facility agreement entered into on June 20, 2005 between, among others, Mizuho Corporate Bank Ltd. and the Company, as amended by an amendment letter dated July 28, 2005 and (ii) the mezzanine credit facility agreement entered into on June 20, 2005 between, among others, Mizuho Corporate Bank Ltd. and the Company, as amended by an amendment letter dated July 28, 2005.

"Employee Benefit Plan" shall mean any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock or other equity based arrangement, compensation, incentive, bonus, commission, performance, vacation, termination, retention, change of control, severance, work place guarantee, golden parachute, disability, hospitalization, medical, permanent health, dental, vision, disability, life insurance, cafeteria, flexible spending account, or other employee benefit plan, program, policy, agreement or arrangement, including any "employee benefit plan" (as defined under Section 3(3) of ERISA), which (i) is sponsored, maintained or contributed to by the Company or any Subsidiary of the Company that provides benefits to any Business Employee, (ii) with respect to which the Company or any Subsidiary of the Company listed on Exhibit B has any current or future liability, whether contingent or otherwise, or (iii) with respect to which the Buyer or an Affiliate of the Buyer may have any liability (whether contingent or direct) as a result of the transactions contemplated by this Agreement.

"Encumbrance" means any charge, claim, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer of any attribute of ownership.

"Environmental Laws" means any Laws of any Governmental Authority relating to: (i) management, Releases or threatened Releases, investigation or remediation, of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, health, safety or natural resources; or (iv) the exposure of persons to Hazardous Substances.

"Environmental Permits" means all Permits under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"GAAP" means United States generally accepted accounting principles and practices.

"German Act" means the German Act against Restrictions of Competition of 1957, restated as of July 15, 2005 and as amended from time to time.

"Governmental Authority" means any national, supranational, European Union, federal, state, provincial, local or similar legislative body, government, governmental, quasi-governmental, statutory, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

"Group Indebtedness" means all outstanding and unpaid amounts, other than any outstanding and unpaid amounts arising from or relating to the Convertible Bonds, owing at Closing (including principal, interests, penalties and any other sums) by the Company and/or its Subsidiaries pursuant to or in connection with the Credit Facility Agreements (including, for the avoidance of doubt, any amounts that may be due upon termination of any hedging arrangements entered into in connection with the Credit Facility Agreements).

"Hazardous Substances" means any substance, material, or waste: (i) the Release, handling, storage, transportation, use or presence of which requires permission, investigation or remediation under any Environmental Law, (ii) that contains petroleum or petroleum products, including crude oil and any fractions thereof, natural gas, synthetic gas, or any mixtures thereof, (iii) that contains polychlorinated biphenyls, asbestos, or  radon, (iv) that is defined under any Environmental Law as a "pollutant", "contaminant", "hazardous substance", "hazardous waste", or "hazardous material", or (v) that is regulated by any Governmental Authority pursuant to any Environmental Law.

"Immediate Family", with respect to any specified Person, means such Person's spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person's home.

"Intellectual Property" means all rights arising from or associated with the following protected, created, arising or subsisting under the laws of any jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, registrations and applications (including intent to use applications) to register any of the foregoing (collectively, "Marks"); (ii) patents and patent applications (collectively, "Patents") and inventions; (iii) copyrights (registered and unregistered) and registrations and applications for registration (collectively, "Copyrights") and all works of authorship and other copyrightable expression; (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, "Trade Secrets"); and (v) moral rights, publicity rights, data base rights, rights in industrial designs, rights in mask works, and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

"Knowledge" with respect to (i) the Company, means the actual (not constructive) personal knowledge, without imputation of actual or constructive knowledge of any other Person, and expressly without independent inquiry, verification or investigation or any duty or obligation to conduct any inquiry, verification or investigation, of each individual set forth on Exhibit C (it being understood and agreed that no such individuals shall have any personal liability with respect to any matter set forth in this Agreement or otherwise in any way related to the transactions contemplated hereby, without prejudice to the liabilities of the Stockholders under this Agreement) and (ii) each of the Stockholders, means the actual (not constructive) personal knowledge, without imputation of actual or constructive knowledge of any other Person, and expressly without independent inquiry, verification or investigation or any duty or obligation to conduct any inquiry, verification or investigation, of the individuals set forth opposite such Stockholder's name on Exhibit D (it being understood and agreed that no such individuals shall have any personal liability with respect to any matter set forth in this Agreement or otherwise in any way related to the transactions contemplated hereby, without prejudice to the liabilities of the Stockholders under this Agreement) .

"Law" means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Losses” means, collectively, any losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in defending the foregoing, but not including special, speculative, punitive, indirect, incidental, or consequential damages or damages relating to business interruption or lost profits (even if advised of the possibility thereof), and, in particular, no "multiple of profits" or "multiple of cash flow" or similar valuation methodology shall be used in the calculating the amount of any Losses).

"Material Leased Real Property" means all real property that is leased, subleased or licensed to the Company or any of its Subsidiaries and that is material to the operation of the Business as currently conducted (other than Owned Real Property) or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon on the date hereof or at any time hereafter, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

"Material Adverse Effect" means a Material Adverse Event that has or would reasonably be expected to have an impact at least equal to €6.2 million, calculated after giving effect to (i), (ii) and (iii) of Section 8.6(e).

"Material Adverse Event" means any event, change, circumstance or development that is or would reasonably be expected to be materially adverse to (i) the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that Material Adverse Event shall not include any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination:  (1) the markets in which the Company and its Subsidiaries operate generally (so long as the Company and its Subsidiaries are not specifically and disproportionately affected thereby) or purchase their raw materials (non-ferrous metals on the London metal exchange market); (2) general economic, business, industry or political conditions (including those affecting the securities markets); (3) the taking of any action required or permitted by this Agreement; (4) the announcement or pendency of the transactions contemplated by this Agreement, including any suit, action or proceeding in connection with such transactions, (5) acts of war, sabotage, terrorism, military actions or the escalation thereof; (6) any changes in applicable Laws, regulations or accounting rules, including GAAP as applied on a consistent basis; or (7) any event or occurrence specifically disclosed in the Disclosure Schedules, to the extent disclosed therein.

"Material Intellectual Property" means all Intellectual Property that is material to the operation of the Business as currently conducted.

"Material Owned Real Property" means all Owned Real Property that is material to the operation of the Business as currently conducted.

"Owned Real Property" means all real property that is owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon on the date hereof or at any time hereafter, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

"Participating Member State" means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, person, trust, association, organization or other entity, including any Governmental Authority and including any successor, by merger or otherwise, of any of the foregoing.

"Portuguese Act" means the Portuguese Competition Act No 18/2003 of June 11, 2003, as amended.

"Purchase Price" for the Shares and the Convertible Bonds means an amount equal to €800,000,000.

"Related Party", with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, partner or member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person's Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

"Release", when used in connection with Hazardous Substances, means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance or pollutant or contaminant), including (i) any release which results in exposure to persons solely within a workplace, with respect to a claim which such persons may assert against the employer of such persons, and (ii) the normal application of fertilizer.

"Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

"Shares" means all of the shares of Common Stock held by the Stockholders on the date hereof.

"Spanish Act" means the Spanish Law for the Defence of Competition 16/1989, as amended.

"Subsidiary" means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

"Taxes" means all direct and indirect national, supranational, federal, state, provincial, local and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, social security contributions, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

"Transaction Expenses" means all fees and expenses payable by the Stockholders, the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers', brokers' or finders' fees for persons not specifically engaged by the Buyer.

"Ukrainian Act" means the Ukrainian Law No 22-10 on Protection of Economic Competition of January 11, 2001, as amended.

SECTION 1.2  TABLE OF DEFINITIONS

The following terms have the meanings set forth in the Sections referenced below:

Definition                                                                                         Location
409A Authorities	3.10(h)
Agreement	Preamble
AJCA	3.10(h)
Alternative Arrangements	8.6(e)
Balance Sheet	3.6(a)
Business	Recitals
Buyer	Preamble
Claims	8.6(h)
Closing	2.2(a)
Closing Date	2.2(a)
Code	3.10(c)
Common Stock	Recitals
Company	Preamble
Company Registered IP	3.14(e)
Confidential Information	6.8(b)
Continuing Employees	6.12(a)
Convertible Bonds	Recitals
Core Representations	8.1
Covered Affiliates	6.14(c)
Credit Facilities Liens	3.12(a)
D&O Costs	6.14(c)
D&O Expenses	6.14(c)
D&O Indemnifiable Claim	6.14(c)
D&O Indemnifying Party	6.14(c)
D&O Indemnitee	6.14(c)
D&O Indemnitees	6.14(c)
Data Room	5.6
Designated Contacts	6.2
Disclosure Schedules	Article III
FCPR	Article IV
Financial Statements	3.6(a)
German and UK Subsidiaries Buyer	2.1(d)
German and UK Subsidiary Purchase	2.1(d)
German Subsidiary	2.1(d)
German Subsidiary Check	2.1(d)
German Subsidiary Purchase	2.1(d)
German Subsidiary Stock	2.1(d)
Governmental Approvals	6.9(a)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Licensed IP	3.14(c)
Majority Holders	2.3(b)
Material Contracts	3.17(a)
Nonqualified Deferred Compensation Plan	3.10(h)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Releasee	8.6(h)
Releasor	8.6(h)
Representatives	6.2
Scheduled IP	3.14(a)
Seller Group	10.20
Stockholder	Preamble
Stockholder Representative	Preamble
Stockholders	Preamble
Third Party Claim	8.4(a)
Transfer Taxes	6.13(c)
UK Subsidiary	2.1(d)
UK Subsidiary Check	2.1(d)
UK Subsidiary Purchase	2.1(d)
UK Subsidiary Stock	2.1(d)
Unaudited Financial Statements	3.6(a)

ARTICLE II

PURCHASE AND SALE

SECTION 2.1  PURCHASE AND SALE

(A)

Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) (A) each Stockholder shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from such Stockholder, the amount of Common Stock and Convertible Bonds set forth opposite such Stockholder’s name on Exhibit A, free and clear of all Encumbrances, and (B) the Buyer shall pay to such Stockholder the amount of the Purchase Price set forth opposite such Stockholder’s name on Exhibit A (which amount shall be provided in an updated Exhibit A in accordance with this Section 2.1(a) and shall be based on such Stockholder’s percentage ownership of Shares and Convertible Bonds at Closing), by wire transfer of immediately available funds in Euro, and (ii) the Buyer shall pay to the Company the Group Indebtedness.  Ten Business Days prior to the anticipated Closing Date, the Company shall deliver to the Buyer a schedule setting forth the amount of Group Indebtedness to be paid by the Company at the Closing.  The Buyer acknowledges and agrees that the Stockholders may transfer a certain amount of Common Stock and/or Convertible Bonds among themselves prior to the Closing and that the amount of the Common Stock and Convertible Bonds, the percentage ownership of Shares and Convertible Bonds, and the Purchase Price set forth opposite each Stockholder’s name on Exhibit A shall be updated by the Stockholder Representative to reflect the amounts of Common Stock and Convertible Bonds owned by, the percentage ownership of Shares and Convertible Bonds of, and the amount of the Purchase Price to be paid to, each Stockholder at the Closing; provided, that, between the date of this Agreement and the Closing, no amount of Common Stock or Convertible Bonds may be transferred by any Stockholder to a Person that is not a Stockholder as of the date of this Agreement; provided, further, that such updated Exhibit A shall be delivered to the Buyer by the Stockholder Representative at least ten Business Days prior to the Closing Date.  Such updated Exhibit A shall also set forth a bank account opposite each Stockholder’s name into which the Buyer shall deposit the amount of the Purchase Price to be paid to such Stockholder at the Closing.  The Stockholder Representative shall be the sole responsible for the allocation of the Purchase Price among the Stockholders and each Stockholder acknowledges that the Buyer shall be fully discharged from its obligation to pay the Purchase Price by paying to each Stockholder such amount of the Purchase Price as shall have been set forth opposite such Stockholder’s name in the updated Exhibit A in accordance with this Section 2.1(a).  The Stockholders may be entitled to receive an additional payment to be calculated and to be allocated among the Stockholders as set forth on Exhibit E.

(B)

The Buyer and the Stockholders instruct and authorize the Company and further empower, with full power of substitution, any director of the Company, acting under such director’s signature, to register on the Closing Date, in their name and on their behalf, the sale, assignment, transfer, conveyance and delivery of (i) the Shares in the stockholders’ register of the Company and (ii) the Convertible Bonds in the bondholders’ register of the Company.

(C)

Provided the Buyer has (i) paid the Purchase Price and (ii) paid to the Company the Group Indebtedness, this Agreement transfers the rights to the Shares and to the Convertible Bonds and all rights and obligations attached thereto, including the right to dividends or other distributions pertaining to the Shares, as from the Closing Date.

(D)

At the offices of Loyens Winandy, at 14, rue Edward Steichen, L-2540 Luxembourg, on the Closing Date, or at such other place or at such other time as the Buyer and the Stockholder Representative mutually may agree in writing, provided that the conditions set forth in this Agreement are met (or waived, as applicable), the Company shall sell, assign, transfer, convey and deliver to a wholly-owned Subsidiary of the Buyer (the “German and UK Subsidiaries Buyer”), which shall purchase from the Company, (i) immediately prior to the Closing, all of the issued and outstanding shares of capital stock of Actaris Development UK II (the “UK Subsidiary Stock”), a company organized under the laws of the United Kingdom and wholly-owned Subsidiary of the Company (the “UK Subsidiary”), and the German and UK Subsidiaries Buyer shall deliver to the Company a check made by the Buyer payable to the Company in the amount of €169,000,000 (the “UK Subsidiary Check”) in exchange therefor (the “UK Subsidiary Purchase”), and (ii) immediately following the UK Subsidiary Purchase and prior to the Closing, all of the issued and outstanding shares of capital stock of Actaris Development Germany (the “German Subsidiary Stock”), a company organized under the laws of Germany and wholly-owned Subsidiary of the Company (the “German Subsidiary”), and the German and UK Subsidiaries Buyer shall deliver to the Company a check made by the Buyer payable to the Company in the amount of €114,000,000 (the “German Subsidiary Check”) in exchange therefor (the “German Subsidiary Purchase” and, together with the UK Subsidiary Purchase, the “German and UK Subsidiary Purchase”).  Each of the Company and the German and UK Subsidiaries Buyer shall deliver all documents, in form and substance reasonably satisfactory to the Buyer and the Company, respectively, as such party may request or as may be otherwise necessary or desirable to evidence and effect the German and UK Subsidiaries Purchase.  For the avoidance of doubt, the UK Subsidiary Stock and the German Subsidiary Stock shall be subject to Permitted Encumbrances at the time of the consummation of the German and UK Subsidiary Purchase.  Upon consummation of the Closing, the UK Subsidiary Stock and the German Subsidiary Stock shall be free and clear of all Encumbrances.

(E)

If, following the consummation of the German and UK Subsidiaries Purchase in accordance with Section 2.1(d), the Closing does not take place for any reason whatsoever, the parties agree that the German and UK Subsidiaries Purchase shall be automatically cancelled and deemed null and void and (i) the German Subsidiary Stock and the UK Subsidiary Stock shall remain the property the Company and (ii) the German Subsidiary Check and the UK Subsidiary Check shall be cancelled and shall have no force or effect.  Each of the Company and the German and UK Subsidiaries Buyer shall take all actions and shall deliver all documents as may be necessary or desirable to evidence such cancellations.  The German and UK Subsidiaries Buyer further undertakes that it shall pay all taxes and fees incurred in connection with such cancellations and that it shall indemnify and hold harmless the Company from and against any and all Losses incurred by the Company arising from or relating to the cancellation of the German and UK Subsidiary Purchase, except for any such Losses arising from or relating to the failure of any Stockholder or the Company to fulfill any covenant or obligation of such party under this Agreement).

(F)

The parties agree that, if, for any reason (other than the failure of any Stockholder or the Company to fulfill any covenant or obligation of such party under this Agreement), the consummation of the German and UK Subsidiaries Purchase does not take place, so long as all conditions set forth in this Agreement are met (or waived, as applicable), the Closing will occur as provided herein and none of the Company or the Stockholders shall be held liable to the Buyer or any of its Affiliates, including the German Subsidiary and the UK Subsidiary.

SECTION 2.2  CLOSING

(A)

The purchase and sale of the Shares and of the Convertible Bonds shall take place at a closing (the "Closing") to be simultaneously held in Luxembourg at the offices of Loyens Winandy, at 14, rue Edward Steichen, L-2540 Luxembourg, and at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, 10166, at 4:00 P.M., Luxembourg Time, at the latest on the first Business Day following the 64th day following the date of this Agreement, or at such other place or at such other time or on such other date as the Buyer and the Stockholder Representative mutually may agree in writing, provided that the conditions set forth in this Agreement are met (or waived, as applicable).  The day on which the Closing takes place is referred to as the "Closing Date".

(B)

At the Closing, each Stockholder shall deliver, or cause to be delivered, to the Buyer the following documents:

(I)  CERTIFICATES REPRESENTING THE COMMON STOCK AND THE AMOUNT OF THE CONVERTIBLE BONDS SET FORTH OPPOSITE SUCH STOCKHOLDER’S NAME ON EXHIBIT A, DULY ENDORSED IN BLANK OR ACCOMPANIED BY STOCK POWERS DULY ENDORSED IN BLANK IN PROPER FORM FOR TRANSFER, WITH APPROPRIATE TRANSFER STAMPS, IF ANY, AFFIXED, OR ANY OTHER EQUIVALENT DULY SIGNED INSTRUMENTS EVIDENCING THE TRANSFER OF SUCH COMMON STOCK AND CONVERTIBLE BONDS;

(II)  CERTIFIED RESOLUTIONS OF THE BOARD OF DIRECTORS, OR EQUIVALENT GOVERNING BODY, OF SUCH STOCKHOLDER, IF APPLICABLE, AUTHORIZING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT;

(III)  A DULY EXECUTED CERTIFICATE OF THE SECRETARY, OR EQUIVALENT OFFICER, OF SUCH STOCKHOLDER, IF APPLICABLE, AS TO INCUMBENCY AND SPECIMEN SIGNATURE OF THE OFFICER OF SUCH STOCKHOLDER EXECUTING THIS AGREEMENT; AND

(IV)  SUCH OTHER DOCUMENTS, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE BUYER, AS THE BUYER MAY REASONABLY REQUEST OR AS MAY BE OTHERWISE NECESSARY OR DESIRABLE TO EVIDENCE AND EFFECT THE SALE, ASSIGNMENT, TRANSFER, CONVEYANCE AND DELIVERY OF THE COMMON STOCK AND THE AMOUNT OF THE CONVERTIBLE BONDS SET FORTH OPPOSITE SUCH STOCKHOLDER’S NAME ON EXHIBIT A TO THE BUYER.

(C)

At the Closing, the Company shall deliver, or cause to be delivered, to the Buyer the following documents:

(I)  CERTIFIED COPIES OF THE ARTICLES OF INCORPORATION, OR EQUIVALENT ORGANIZATIONAL DOCUMENTS, OF THE COMPANY;

(II)  CERTIFIED RESOLUTIONS OF THE BOARD OF DIRECTORS, OR EQUIVALENT GOVERNING BODY, OF THE COMPANY, AUTHORIZING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT;

(III)  A DULY EXECUTED CERTIFICATE OF THE SECRETARY, OR EQUIVALENT OFFICER, OF THE COMPANY, AS TO INCUMBENCY AND SPECIMEN SIGNATURE OF THE OFFICER OF THE COMPANY EXECUTING THIS AGREEMENT;

(IV)  A DULY EXECUTED CERTIFICATE OF AN EXECUTIVE OFFICER OF THE COMPANY CERTIFYING THE FULFILLMENT OF THE CONDITIONS SET FORTH IN SECTION 7.3(A);

(V)  A DULY EXECUTED CERTIFICATE OF THE COMPANY FOR PURPOSES OF SATISFYING THE COMPANY'S OBLIGATIONS UNDER TREASURY REGULATION SECTION 1.1445-2(C)(3);

(VI)  SUCH OTHER DOCUMENTS, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE BUYER, AS THE BUYER MAY REASONABLY REQUEST OR AS MAY BE OTHERWISE NECESSARY OR DESIRABLE TO EVIDENCE AND EFFECT THE SALE, ASSIGNMENT, TRANSFER, CONVEYANCE AND DELIVERY OF THE SHARES AND THE CONVERTIBLE BONDS TO THE BUYER.

(D)

At the Closing, the Buyer shall deliver, or cause to be delivered, to the Stockholder Representative the following documents:

(I)  CERTIFIED COPIES OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE BUYER;

(II)  CERTIFIED RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE BUYER AUTHORIZING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT;

(III)  A DULY EXECUTED CERTIFICATE OF THE SECRETARY OF THE BUYER AS TO INCUMBENCY AND SPECIMEN SIGNATURE OF THE OFFICER OF THE BUYER EXECUTING THIS AGREEMENT;

(IV)  A DULY EXECUTED CERTIFICATE OF AN EXECUTIVE OFFICER OF THE BUYER CERTIFYING THE FULFILLMENT OF THE CONDITIONS SET FORTH IN SECTION 7.2(A); AND

(V)  SUCH OTHER DOCUMENTS, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE STOCKHOLDER REPRESENTATIVE, AS THE STOCKHOLDER REPRESENTATIVE MAY REASONABLY REQUEST OR AS MAY BE OTHERWISE NECESSARY OR DESIRABLE TO EVIDENCE AND EFFECT THE SALE, ASSIGNMENT, TRANSFER, CONVEYANCE AND DELIVERY OF THE SHARES AND THE CONVERTIBLE BONDS TO THE BUYER AND THE PAYMENT OF THE PURCHASE PRICE TO THE STOCKHOLDERS.

SECTION 2.3  STOCKHOLDER REPRESENTATIVE

(A)

Immediately upon execution of this Agreement by all the Stockholders, each Stockholder shall be deemed to have consented to the appointment of the Stockholder Representative as such Stockholder's representative and attorney-in-fact, with full power of substitution to act on behalf of such Stockholder to the extent and in the manner set forth in this Agreement.  All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon each of the Stockholders, and no Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same.  The Buyer shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of each the Stockholders, and the Buyer is hereby relieved from any liability to any Person for acts done by it or them in accordance with any such decision, act, consent or instruction.

(B)

The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Stockholders holding a majority of the Common Stock of the Company, on an as-converted, fully-diluted basis (the "Majority Holders"), immediately prior to the Closing.  In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders.  Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the "Disclosure Schedules"), the Company hereby represents and warrants as of the date hereof (except with respect to Core Representations, with respect to which the Company represents and warrants as of the date hereof and as of the Closing Date) to the Buyer as follows:

SECTION 3.1  ORGANIZATION AND QUALIFICATION

(A)

The Company and each of its Subsidiaries is (i) a corporation or public limited liability company (société anonyme), as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, constitute a Material Adverse Event.

(B)

Except as set forth on Schedule 3.1(b) of the Disclosure Schedules, the Company owns, directly or indirectly, all of the outstanding capital stock of each Subsidiary of the Company.  The Company has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents providing evidence of due incorporation, good standing, and actual corporate constitution under applicable Laws, each as amended to date, of the Company and each of its Subsidiaries.  Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.  None of the Company or any of its Subsidiaries is in violation of any of the material provisions of its certificate of incorporation, bylaws or equivalent organizational documents.  The transfer books, minute books and any other applicable statutory books and filings of each of the Company and, where applicable, its Subsidiaries that have been made available for inspection by the Buyer prior to the date hereof are true and complete.

SECTION 3.2  AUTHORITY

.  The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Company.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditor’s rights generally and by equitable principles.

SECTION 3.3  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

(A)

The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

(I)  CONFLICT WITH OR VIOLATE THE ARTICLES OF INCORPORATION OR BYLAWS, OR EQUIVALENT ORGANIZATIONAL DOCUMENTS, OF THE COMPANY OR ANY OF ITS SUBSIDIARIES;

(II)  CONFLICT WITH OR VIOLATE ANY LAW APPLICABLE TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR BY WHICH ANY PROPERTY OR ASSET OF THE BUSINESS IS BOUND OR AFFECTED; OR

(III)  RESULT IN ANY MATERIAL BREACH OF, CONSTITUTE A MATERIAL DEFAULT (OR AN EVENT THAT, WITH NOTICE OR LAPSE OF TIME OR BOTH, WOULD BECOME A MATERIAL DEFAULT) UNDER, REQUIRE ANY CONSENT OF OR NOTICE TO ANY PERSON PURSUANT TO, OR GIVE TO OTHERS ANY RIGHT OF TERMINATION, AMENDMENT, MODIFICATION, ACCELERATION OR CANCELLATION OF ANY MATERIAL CONTRACT TO WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES IS A PARTY OR BY WHICH ANY OF ITS OR THEIR RESPECTIVE PROPERTIES, ASSETS OR RIGHTS ARE BOUND OR AFFECTED.

(B)

None of the Company or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of the Business, except for (i) any filings required to be made by the Buyer (with the cooperation of the Company) under the German Act, the Spanish Act, the Brazilian Act, the Portuguese Act and the Ukrainian Act, and (ii) any other filings required to be made under any applicable antitrust or competition laws of any Governmental Authority, other than those to be made by the Buyer.

SECTION 3.4  CAPITALIZATION

.  The subscribed capital of the Company is fixed at €1,630,200, represented by 33,200 shares of class A 1 Common Stock, 28,008 shares of class A 2 Common Stock, and 4,000 shares of class A 3 Common Stock, collectively constituting the Shares.  The Company has issued (i) 2,016,336 A 1 convertible bonds, (ii) 360,060 A 2 convertible bonds, (iii) 3,461,136 B 1 convertible bonds and (iv) 618,060 B 2 convertible bonds, collectively constituting the Convertible Bonds.  Schedule 3.4 of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock.  Except as set forth in Schedule 3.4 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any:  (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for capital stock or other equity or ownership interests or for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of the Subsidiaries of the Company, except as set forth in Schedule 3.4 of the Disclosure Schedules, each such share or other equity or ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of any Encumbrance other than the Permitted Encumbrances (a list of which, to the extent they relate to shares or equity ownership interest of the Company and its Subsidiaries, is set forth in Schedule 3.4 of the Disclosure Schedules).  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable securities Laws.  Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law or the articles of incorporation or bylaws, or equivalent organizational documents, of the Company or any of its Subsidiaries.

SECTION 3.5  EQUITY INTERESTS

.  Except for the Subsidiaries of the Company listed on Schedule 3.4 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

SECTION 3.6  FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES

(A)

True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004 and 2005 and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's independent auditors (collectively referred to as the "Financial Statements") and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2006 (the "Balance Sheet"), and the related consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the "Unaudited Financial Statements") are attached hereto as Schedule 3.6(a) of the Disclosure Schedules.  Each of the Financial Statements and the Unaudited Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) except as set forth on Schedule 3.6(a) of the Disclosure Schedules, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and except that interim financial statements omit footnotes and are subject to customary year-end adjustments and accruals.

(B)

As of the date hereof, the Group Indebtedness is €480,600,000 and set forth on Schedule 3.6(b) of the Disclosure Schedules are fair and carefully prepared estimates (which includes the Group Indebtedness’ estimate as of the date hereof), produced by the Company in good faith and reflecting the past business history of the Company, of the amount of Group Indebtedness that will be paid to the Company if the Closing Date were on the dates indicated in such schedule.

SECTION 3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.

  Since the date of the Balance Sheet: (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (ii) there has not been any Material Adverse Event; (iii) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (iv) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

SECTION 3.8  COMPLIANCE WITH LAW; PERMITS

(A)

To the Knowledge of the Company, each of the Company and its Subsidiaries, and the Material Leased Real Property and the Material Owned Real Property, is and has been in compliance in all material respects with all Laws applicable to it.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past three years, nor, to the Knowledge of the Company, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(B)

To the Knowledge of the Company, each of the Company and its Subsidiaries are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, it in order to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the "Permits").  To the Knowledge of the Company, the Company and its Subsidiaries are and have been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permits is pending or, to the Knowledge of the Company, threatened.  To the Knowledge of the Company, no Permits are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

SECTION 3.9  LITIGATION

.  Except as set forth on Schedule 3.9 of the Disclosure Schedules, there is no Action (except for any individual Action commenced by Persons other than Governmental Authorities that would not reasonably be expected to result in a liability or loss to the Company or its Subsidiaries of more than €500,000) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers or directors of the Company or any of its Subsidiaries, in regards to their actions as such, nor, to the Knowledge of the Company, is there any basis for any such Action.  There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective officers or directors (in regards to their actions as such), any of their respective properties or assets or the transactions contemplated by this Agreement.  There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

SECTION 3.10  EMPLOYEE BENEFIT PLANS

(A)

The Company has made available to the Buyer correct and complete copies of, as applicable, (i) each material Employee Benefit Plan (or, in the case of any such material Employee Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent summary plan description for each material Employee Benefit Plan and any subsequent summaries of material modifications, (iii) the most recent determination or opinion letter issued by the United States Internal Revenue Service, (iv) the most recent annual report filed on Form 5500 with respect to each material Employee Benefit Plan, and (v) the most recent actuarial report with respect to any material Employee Benefit Plan.

(B)

Each material Employee Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law.

(C)

The Company has received a favorable determination or opinion letter from the United States Internal Revenue Service with respect to each material Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and, to the Knowledge of the Company, nothing has occurred since the date of such letter that could adversely impact the tax-qualified status of any such Employee Benefit Plan.

(D)

All contributions, premiums, and benefit payments under or in connection with the material Employee Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of such material Employee Benefit Plans have been timely made.

(E)

No Employee Benefit Plan is subject to Title IV of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA.  Neither the Company nor any Subsidiary has incurred or would be reasonably expected to incur any material liability with respect to any single employer plan subject to Title IV of ERISA.

(F)

There are no material pending (or, to the Company's Knowledge, threatened) claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Employee Benefit Plan.  No Employee Benefit Plan is or within the preceding two years has been under investigation, audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Authority (including the United States Internal Revenue Service and the United States Department of Labor).

(G)

No Employee Benefit Plan contains any provision that would accelerate or vest any benefit or require severance, termination or other additional payments or trigger any additional material liabilities as a result of the transactions contemplated by this Agreement.  No amount, economic benefit or other entitlement that would be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any Person who is a "disqualified individual" (as defined in United States Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from the Company, any of its Subsidiaries or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(H)

Each Employee Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") subject to Section 409A of the Code has been operated in all material respects in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(X) the Proposed Regulations issued thereunder or (Y) IRS Notice 2005-1, in each case as modified by IRS Notice 2006-79 (clauses (i) and (ii), together, the "409A Authorities").  No Employee Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the "AJCA"), has been "materially modified" within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities or has been operated in violation of the 409A Authorities.  No individual is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax or interest or penalty related thereto.  Each Employee Benefit Plan that qualifies as company pension within the meaning of the German Company Pension Act (Betriebsrentengesetz 1974) has been operated in all material respects in compliance with such Act and with the provisions of such Employee Benefit Plan and no backlog adjustments of the pension payments (nachträgliche oder nachholende Anpassung) to pensioners are required to be made for periods prior to the Closing.

(I)

NO EMPLOYEE BENEFIT PLAN PROVIDES POST-RETIREMENT WELFARE BENEFITS EXCEPT TO THE EXTENT REQUIRED BY SECTION 4980B OF THE CODE.

SECTION 3.11  LABOR AND EMPLOYMENT MATTERS

(A)

Except for the organizations and agreements set forth in Schedule 3.11(a) of the Disclosure Schedules, to the Knowledge of the Company, none of the Business Employees is a member of, represented by or otherwise subject to any (i) trade or labor union, works council, employee consultation/information body, staff association or similar organization or (ii) collective bargaining agreement, industry-wide collective bargaining agreement or any similar collective agreement, in each case with respect to such employee’s employment by the Company or any Subsidiary of the Company, and the Company and its Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the transactions contemplated by this Agreement) with respect to any such organization or agreement.  Since January 1, 2004, there has been no, and there currently is no, labor strike, request for representation or recognition, union organization attempt, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.  Since January 1, 2004, no question concerning representation has been raised or is, to the Knowledge of the Company, threatened respecting the employees of the Company or any of its Subsidiaries.  No grievance or arbitration proceeding arising out of a collective bargaining or recognition agreement is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(B)

Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries have made, announced or formally proposed to Business Employees any changes to any Employee Benefit Plan or to the remuneration of any Business Employee other than in the ordinary course of business consistent with past practice as described on Schedule 3.11(b) of the Disclosure Schedules, and no negotiations are currently ongoing with any trade/labor union or other similar employee representatives.

(C)

There are no outstanding material amounts owed to any Business Employees (other than amounts representing remuneration accrued for the current pay period or reimbursement of expenses).

SECTION 3.12  TITLE TO AND CONDITION OF ASSETS

(A)

The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their material assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice.  None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for current Taxes and assessments not yet due and payable, (ii) mechanics', workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business of the Company or such Subsidiaries consistent with past practice, (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the Business, (iv) liens granted pursuant to the Credit Facility Agreements and which shall be removed prior to or at Closing (the "Credit Facilities Liens"), and (v) assets which are leased and Intellectual Property that is licensed (collectively, "Permitted Encumbrances").

(B)

All material tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

SECTION 3.13  REAL PROPERTY

(A)

Schedule 3.13 of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Material Leased Real Property.  The Company and its Subsidiaries have (i) good, insurable and marketable title in fee simple to all Material Owned Real Property and (ii) good, insurable and marketable leasehold title to all Material Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  No parcel of Material Owned Real Property or Material Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  To the Knowledge of the Company, all leases of Material Leased Real Property and all amendments and modifications thereto are in full force and effect and are valid, binding and enforceable obligations of the parties thereto, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto.  All leases of Material Leased Real Property shall remain valid, binding and enforceable against the Company or its Subsidiaries in accordance with their terms following the Closing.  The Company has delivered to the Buyer a true, correct and complete copy of each lease of Material Leased Real Property.  No Material Leased Real Property or Material Owned Real Property has been sublet or licensed by the Company, nor has the Company or any of its Subsidiaries granted any other Person any right to use any Material Leased Real Property or Material Owned Real Property.

(B)

There are no contractual or legal restrictions that preclude or restrict the ability to use any Material Owned Real Property or Material Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such Material Owned Real Property or Material Leased Real Property, in each case except as would not, in the aggregate, constitute a Material Adverse Event.  To the Knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Material Owned Real Property or Material Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Material Owned Real Property or Material Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the Business as currently conducted, in each case except as would not, in the aggregate, constitute a Material Adverse Event.

SECTION 3.14  INTELLECTUAL PROPERTY

(A)

Schedule 3.14 of the Disclosure Schedules sets forth a true and complete list of all registered and unregistered Marks, all Patents, all registered Copyrights, including any pending applications for Patents or to register any Mark or Copyright or other Intellectual Property right, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries and material to the operation of the Business as currently conducted (collectively, the "Scheduled IP"), identifying for each all owners thereof, the application date and number, any Encumbrances or other interests held by any third party therein or relating thereto, and, if applicable, the patent or registration number and the date of issuance.

(B)

No Mark included in the Scheduled IP has been or is now involved in any opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks and, to the Knowledge of the Company, there is no reasonable basis to support any such opposition, cancellation or similar proceeding.  No Patent included in the Scheduled IP has been or is now involved in any interference, reissue, reexamination or similar proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Patents and, to the Knowledge of the Company, there is no reasonable basis to support any such interference, reissue, reexamination or similar proceeding.

(C)

The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Scheduled IP designated on Schedule 3.14 of the Disclosure Schedules as owned thereby and all other Material Intellectual Property other than Material Intellectual Property that is licensed to the Company or any of its Subsidiaries by a third party licensor pursuant to a written license agreement that remains in effect ("Licensed IP").  Neither the Company nor any of its Subsidiaries has received any notice or claim challenging its exclusive ownership of any of the Material Intellectual Property other than the Licensed IP, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Material Intellectual Property.  To the Knowledge of the Company and except as set forth on Schedule 3.14 of the Disclosure Schedules, (i) all acquisitions of Material Intellectual Property other than Licensed IP by the Company or any Subsidiary of the Company have been properly recorded or registered with the appropriate Governmental Authority or department thereof whenever such recordation or registration is necessary to protect the Company's or such Subsidiary's rights in or ownership of such Material Intellectual Property except, in each case, for any defaults of registration or recordation that would not, in the aggregate, reasonably be expected to constitute a Material Adverse Event; and (ii) with regard to any service inventions ("Diensterfindung") with respect to which Company or any of its Subsidiaries has been notified on or before the date hereof by any Business Employee in accordance with Section 5 of the German Law on Employee Inventions (§ 5 Arbeitnehmererfindungsgesetz), the Company or such Subsidiary has timely exercised in writing vis-à-vis such Business Employee any and all claims under Section 6 of the German Law on Employee Inventions by means of an unlimited claim.

(D)

Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in and maintain its Material Intellectual Property and, to the Knowledge of the Company, at all times has maintained the confidentiality of all information that constitutes a material Trade Secret.

(E)

All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.14 of the Disclosure Schedules ("Company Registered IP") are valid, enforceable and subsisting, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP, nor to the Knowledge of the Company is there any reasonable basis (including misuse of any Intellectual Property) to challenge the validity or enforceability of any Company Registered IP.  Since January 1, 2004, no registered Mark included in the Company Registered IP has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks.  Since January 1, 2004, no Patent included in the Company Registered IP has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any such Patents.  Since January 1, 2004, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications), except for any actions or failure to take any actions that would not, in the aggregate, reasonably be expected to constitute a Material Adverse Event.

(F)

To the Knowledge of the Company, since January 1, 2004, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company and its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and none of the Company or any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred.  To the Knowledge of the Company, no Material Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries.  To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(G)

Since January 1, 2004, none of the Company or any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Material Intellectual Property.

SECTION 3.15  TAXES

.  Except as set forth on Schedule 3.15 of the Disclosure Schedules:

(A)

The Company and its Subsidiaries have paid or have had paid on their behalf all material Taxes due and payable.  The Company and its Subsidiaries have properly deducted and transferred all social security contributions and wages taxes owed under applicable Law.  The Company and its Subsidiaries have filed or have had filed on their behalf on a timely basis with the appropriate Governmental Authorities all material Returns required to be filed on or prior to the Closing Date which are required by the applicable Laws of any jurisdiction and all such Returns are true, correct, and complete in all material respects.

(B)

The Company and its Subsidiaries have established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves on the Unaudited Financial Statements for the payment of all unpaid Tax liabilities of the Company and its Subsidiaries that have accrued with respect to or are applicable for all periods through and including the Closing Date.

(C)

To the Knowledge of the Company, no investigation, audit or claim by any Governmental Authority with respect to any income or other material Taxes of the Company or any of its Subsidiaries is pending or threatened in writing, and none of the Company or any of its Subsidiaries has any obligation under any agreement (either with any Affiliate or any Governmental Authority) with respect to Taxes.

(D)

No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from the Company or any of its Subsidiaries.

(E)

There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(F)

To the Knowledge of the Company, none of the Company or any of its Subsidiaries has any liability for Taxes due by or attributable to any other Person under any applicable Tax law, as transferee or successor, as withholding agent, or by contract or otherwise.

SECTION 3.16  ENVIRONMENTAL MATTERS

(A)

To the Knowledge of the Company, each of the Company and its Subsidiaries is and has been in compliance with all Environmental Laws.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received, nor, to the Knowledge of the Company, is there any basis for, any written or oral communication or complaint from a Governmental Authority or other Person alleging that the Company or its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(B)

To the Knowledge of the Company, there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, at, on or under (i) any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company, its Subsidiaries or any of their respective predecessors in interest, (ii) any location to which the Company or its Subsidiaries has sent any waste for disposal, or (iii) any other location with respect to which the Company or its Subsidiaries may be liable.  To the Knowledge of the Company, no underground improvement, including any treatment or storage tank, or water, gas, or oil well, is or has been located on any property described in the foregoing sentence.  To the Knowledge of the Company, neither the Company nor its Subsidiaries is or has been actually liable for any Release, threatened Release, or contamination, of or by Hazardous Substances, or otherwise under any Environmental Law.  Since January 1, 2004, there has been no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(C)

To the Knowledge of the Company, each of the Company and its Subsidiaries has obtained all Environmental Permits and is and has been in compliance therewith.  To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(D)

The Company and its Subsidiaries have provided to the Buyer all "Phase I", "Phase II" and other environmental assessment reports in their possession addressing properties or locations ever owned, operated or leased by the Company or any of its Subsidiaries or any of their respective predecessors in interest or at which the Company or any of its Subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.

(E)

To the Knowledge of the Company, neither the Company nor its Subsidiaries has been subject to any actual or threatened claims or litigation arising out of alleged exposure to asbestos or asbestos containing material, or has ever manufactured, produced, repaired, sold, conveyed, installed, or otherwise put into the stream of commerce any product, part, component, merchandise, manufactured good, or other item, comprised of or containing asbestos.

SECTION 3.17  MATERIAL CONTRACTS

(A)

Except as set forth on Schedule 3.17 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth on Schedule 3.17 of the Disclosure Schedules, together with the Contracts listed on Schedules 3.20(a) and 3.20(b), being "Material Contracts"):

(I)  ANY CONTRACT RELATING TO OR EVIDENCING INDEBTEDNESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, INCLUDING MORTGAGES, OTHER GRANTS OF SECURITY INTERESTS, GUARANTEES OR NOTES IN EXCESS OF €500,000;

(II)  ANY CONTRACT PURSUANT TO WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES HAS PROVIDED FUNDS TO OR MADE ANY LOAN, CAPITAL CONTRIBUTION OR OTHER INVESTMENT IN, OR ASSUMED ANY LIABILITY OR OBLIGATION OF, ANY PERSON, INCLUDING TAKE-OR-PAY CONTRACTS IN EXCESS OF  €500,000;

(III)  ANY MATERIAL CONTRACT WITH ANY GOVERNMENTAL AUTHORITY (OTHER THAN CONTRACTS PURSUANT TO WHICH A GOVERNMENTAL AUTHORITY IS MERELY A CUSTOMER OF THE COMPANY OR ITS SUBSIDIARIES);

(IV)  ANY CONTRACT WITH ANY RELATED PARTY OF THE COMPANY OR ANY OF ITS SUBSIDIARIES;

(V)  ANY EMPLOYMENT CONTRACT, OTHER THAN CONTRACTS FOR EMPLOYMENT COVERED IN CLAUSE (IV), THAT INVOLVES GROSS REMUNERATION IN EXCESS OF €150,000;

(VI)  ANY CONTRACT THAT LIMITS, OR PURPORTS TO LIMIT, THE ABILITY OF THE COMPANY OR ANY OF ITS SUBSIDIARIES TO COMPETE IN ANY LINE OF BUSINESS OR WITH ANY PERSON OR IN ANY GEOGRAPHIC AREA OR DURING ANY PERIOD OF TIME, OR THAT RESTRICTS THE RIGHT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES TO SELL TO OR PURCHASE FROM ANY PERSON;

(VII)  ANY MATERIAL CONTRACT THAT REQUIRES A CONSENT TO OR OTHERWISE CONTAINS A PROVISION RELATING TO A "CHANGE OF CONTROL," OR THAT WOULD PROHIBIT THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT;

(VIII)  ANY CONTRACT PURSUANT TO WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES IS THE LESSEE OR LESSOR OF, OR HOLDS, USES, OR MAKES AVAILABLE FOR USE TO ANY PERSON (OTHER THAN THE COMPANY OR A SUBSIDIARY THEREOF), (A) ANY MATERIAL OWNED REAL PROPERTY OR MATERIAL LEASED REAL PROPERTY OR (B) ANY TANGIBLE PERSONAL PROPERTY THAT IS MATERIAL TO THE OPERATION OF THE BUSINESS AS CURRENTLY CONDUCTED AND, IN THE CASE OF CLAUSE (B), THAT INVOLVES ANNUAL EXPENDITURES IN EXCESS OF €500,000;

(IX)  ANY CONTRACT FOR THE SALE OR PURCHASE OF ANY REAL PROPERTY, OR FOR THE SALE OR PURCHASE OF ANY TANGIBLE PERSONAL PROPERTY IN AN AMOUNT IN EXCESS OF €500,000;

(X)  ANY CONTRACT PROVIDING FOR INDEMNIFICATION FROM ANY PERSON WITH RESPECT TO LIABILITIES RELATING TO THE ACQUISITION OF ANY CURRENT BUSINESS OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY PREDECESSOR PERSON, WHICH LIABILITIES, REASONABLY COULD BE EXPECTED TO INVOLVE AGGREGATE FUTURE RECEIVABLES, AS THE CASE MAY BE, IN EXCESS OF €500,000 ("PRIOR ACQUISITION AGREEMENTS");

(XI)  ANY MATERIAL CONTRACT RELATING IN WHOLE OR IN PART TO ANY LICENSED IP EXCLUSIVELY LICENSED TO OR FROM THE COMPANY OR ITS SUBSIDIARIES OR OTHERWISE INVOLVING ANNUAL PAYMENTS IN EXCESS OF €500,000 (OTHER THAN STANDARD CONTRACTS FOR OFF-THE-SHELF COMMERCIAL SOFTWARE IN CONNECTION WITH WHICH ANNUAL EXPENDITURES BY THE COMPANY OR ITS SUBSIDIARIES HAS NOT AND SHALL NOT EXCEED €100,000);

(XII)  ANY JOINT VENTURE OR PARTNERSHIP, MERGER, ASSET OR STOCK PURCHASE OR DIVESTITURE CONTRACT;

(XIII)  ANY CONTRACT WITH ANY LABOR UNION;

(XIV)  ANY CONTRACT FOR THE PURCHASE OF ANY DEBT OR EQUITY SECURITY OR OTHER OWNERSHIP INTEREST OF ANY PERSON, OR FOR THE ISSUANCE OF ANY DEBT OR EQUITY SECURITY OR OTHER OWNERSHIP INTEREST, OR THE CONVERSION OF ANY OBLIGATION, INSTRUMENT OR SECURITY INTO DEBT OR EQUITY SECURITIES OR OTHER OWNERSHIP INTERESTS OF, THE COMPANY OR ANY OF ITS SUBSIDIARIES;

(XV)  ANY CONTRACT RELATING TO SETTLEMENT OF ANY ADMINISTRATIVE OR JUDICIAL PROCEEDINGS WITHIN THE PAST FIVE YEARS AND PURSUANT TO WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES HAVE MATERIAL CONTINUING CONTRACTUAL OBLIGATIONS;

(XVI)  ANY CONTRACT THAT RESULTS IN ANY PERSON HOLDING A POWER OF ATTORNEY FROM THE COMPANY OR ANY OF ITS SUBSIDIARIES THAT RELATES TO THE COMPANY, ANY OF ITS SUBSIDIARIES OR THE BUSINESS;

(XVII)  ANY CONTRACT WITH SCHLUMBERGER N.V. OR ANY OF ITS AFFILIATES;

(XVIII)  ANY CONTRACT WITH GEMALTO N.V. OR ANY OF ITS AFFILIATES (OTHER THAN AXALTO HOLDING N.V.); AND

(XIX)  ANY CONTRACT UNDER WHICH THE CONSEQUENCE OF A DEFAULT OR TERMINATION WOULD CONSTITUTE A MATERIAL ADVERSE EVENT.

(B)

To the Knowledge of the Company, each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect.  None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received written notice of any claim of any such breach, violation or default.  The Company has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.18  AFFILIATE INTERESTS AND TRANSACTIONS

.  Except as set forth on Schedule 3.18 of the Disclosure Schedules, to the Knowledge of the Company, no Related Party (except for any Immediate Family member) of the Company or any of its Subsidiaries:  (i) owns, directly or indirectly, any equity or voting interest in any competitor of the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the Business; or (iii) has any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

SECTION 3.19  INSURANCE

.  Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability, title and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy.  To the Knowledge of the Company, all such policies are in full force and effect and no application therefor included a material misstatement or omission.  Since January 1, 2004, no notice of cancellation, termination or reduction of coverage has been received with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of €500,000.  Schedule 3.19 of the Disclosure Schedules identifies which insurance policies are "occurrence" or "claims made" and which Person is the policy holder.  All material insurable risks in respect of the Business are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the Business.

SECTION 3.20  CUSTOMERS AND SUPPLIERS

(A)

Schedule 3.20(a) of the Disclosure Schedules sets forth a true and complete list of the top 25 customers and/or distributors (including the Stockholders and their Affiliates) of each of the gas, water and electricity business units of the Business.  None of the Company or any of its Subsidiaries has received any notice or, to the Knowledge of the Company, has any reason to believe that any of such customers has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries.

(B)

Schedule 3.20(b) of the Disclosure Schedules sets forth a true and complete list of the top 15 suppliers (including the Stockholders and their Affiliates) of each of the gas, water and electricity business units of the Business.  None of the Company or any of its Subsidiaries has received any notice or, to the Knowledge of the Company, has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Company and its Subsidiaries at any time after the Closing on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases consistent with past practice.

SECTION 3.21  PRODUCT LIABILITY

.  Except as set forth on Schedule 3.21 of the Disclosure Schedules, to the Knowledge of the Company, there is no basis for any product liability, warranty, material backcharge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the sale, distribution, erection or installation of products by the Company or any of its Subsidiaries, or the manufacture of products by the Company or any of its Subsidiaries, except for any such claims that could not reasonably be expected to result in a liability or loss to the Company or its Subsidiaries of more than €550,000.

SECTION 3.22  GOVERNMENT CONTRACTS

.  None of the Company or its Subsidiaries have ever been, nor, to the Knowledge of the Company, as a result of the consummation of the transactions contemplated by this Agreement will the Company or its Subsidiaries be, suspended or debarred from bidding on contracts or subcontracts for any Governmental Authority, nor, to the Knowledge of the Company, has such suspension or debarment been threatened or action for suspension or debarment been commenced.

SECTION 3.23  ORDERS AND WARRANTIES

.  Set forth on Schedule 3.23 of the Disclosure Schedules is an accurate summary in all material respects as of February 20, 2007, prepared consistent with past practice, of the total backlog (including all accepted and unfulfilled service contracts) of the Company and its Subsidiaries.  The Buyer has been provided an accurate description in all material respects of the standard warranty policies of the Company and its Subsidiaries.

SECTION 3.24  EXPORT CONTROLS AND TRADE SANCTIONS

(A)

Except for matters as would not, individually or in the aggregate, constitute a Material Adverse Event, the Company and its Subsidiaries have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under the Laws of each jurisdiction in which the Company, its Subsidiaries and their respective Affiliates are doing business.

(B)

None of the Company or any of its Subsidiaries have (i) received notice from any Governmental Authority of violations of trade and export regulations or (ii) made any voluntary disclosures to any Governmental Authority or other Person of facts that would reasonably be expected to result in any adverse action being taken by a Governmental Authority against the Company or any of its Subsidiaries with respect to export authorizations in the future.

(C)

To the Knowledge of the Company, no Governmental Authority or other Person has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, licensing obligation or other authorization or provision relating to export controls or trade sanctions.

(D)

To the Knowledge of the Company, none of the Company or any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company's or any of its Subsidiaries' export activity that would, individually or in the aggregate, reasonably be expected to adversely affect its future export activity in any material respect or otherwise result in sanctions by any Governmental Authority that would, individually or in the aggregate, constitute a Material Adverse Event and, to the Knowledge of the Company, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

SECTION 3.25  BROKERS

.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholders, the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each of the Stockholders (it being understood that, with respect to each Stockholder that is a Fonds commun de placement à risques ("FCPR"), references to such Stockholder in Section 4.2 and Section 4.3 shall be deemed to be references to such Stockholder and, it being further understood, that each FCPR is represented by its management company) hereby severally and not jointly represents and warrants to the Buyer as follows:

SECTION 4.1  ORGANIZATION

.  Such Stockholder is a corporation or an FCPR, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, if applicable, and has full corporate power and authority, or legal capacity, as applicable, to own the Common Stock and the amount of the Convertible Bonds set forth opposite such Stockholder's name on Exhibit A.

SECTION 4.2  AUTHORITY

.  Such Stockholder has full corporate power and authority, or legal capacity, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action or otherwise duly and properly taken.  This Agreement has been duly and validly executed and delivered by such Stockholder.  This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditor’s rights generally and by equitable principles.

SECTION 4.3  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

(A)

The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(I)  CONFLICT WITH OR VIOLATE THE ARTICLES OF INCORPORATION OR BYLAWS, OR EQUIVALENT GOVERNING INSTRUMENTS, IF APPLICABLE, OF SUCH STOCKHOLDER;

(II)  CONFLICT WITH OR VIOLATE ANY LAW APPLICABLE TO SUCH STOCKHOLDER; OR

(III)  RESULT IN ANY BREACH OF, CONSTITUTE A DEFAULT (OR AN EVENT THAT, WITH NOTICE OR LAPSE OF TIME OR BOTH, WOULD BECOME A DEFAULT) UNDER OR REQUIRE ANY CONSENT OF ANY PERSON PURSUANT TO, ANY NOTE, BOND, MORTGAGE, INDENTURE, AGREEMENT, LEASE, LICENSE, PERMIT, FRANCHISE, INSTRUMENT, OBLIGATION OR OTHER CONTRACT TO WHICH SUCH STOCKHOLDER IS A PARTY.

SECTION 4.4  OWNERSHIP OF COMMON STOCK AND CONVERTIBLE BONDS

.  Such Stockholder is the record and beneficial owner of the Common Stock and of the amount of the Convertible Bonds set forth opposite such Stockholder's name on Exhibit A, free and clear of any Encumbrance.  Such Stockholder has the right, authority and power to sell, assign and transfer such Common Stock and such Convertible Bonds to the Buyer.  Upon delivery to the Buyer of certificates for such Common Stock and instruments representing the transfer of such Convertible Bonds at the Closing and the Buyer's payment of the amount of the Purchase Price set forth opposite such Stockholder’s name on Exhibit A (as calculated in accordance with Section 2.1(a)), the Buyer shall acquire good, valid and marketable title to such Common Stock and such Convertible Bonds, free and clear of any Encumbrance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Stockholders as follows:

SECTION 5.1  ORGANIZATION

.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 5.2  AUTHORITY

.  The Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly and validly executed and delivered by the Buyer.  This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

SECTION 5.3  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

(A)

The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(I)  CONFLICT WITH OR VIOLATE THE CERTIFICATE OF INCORPORATION OR BYLAWS OF THE BUYER;

(II)  CONFLICT WITH OR VIOLATE ANY LAW APPLICABLE TO THE BUYER; OR

(III)  RESULT IN ANY BREACH OF, CONSTITUTE A DEFAULT (OR AN EVENT THAT, WITH NOTICE OR LAPSE OF TIME OR BOTH, WOULD BECOME A DEFAULT) UNDER OR REQUIRE ANY CONSENT OF ANY PERSON PURSUANT TO, ANY NOTE, BOND, MORTGAGE, INDENTURE, AGREEMENT, LEASE, LICENSE, PERMIT, FRANCHISE, INSTRUMENT, OBLIGATION OR OTHER CONTRACT TO WHICH THE BUYER IS A PARTY;

except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(B)

The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby, except for any filings required to be made under the German Act, the Spanish Act, the Brazilian Act, the Portuguese Act and the Ukrainian Act.

SECTION 5.4  FINANCING

.  The Buyer shall have immediate access to funds at the Closing which constitute the funds necessary to pay the Purchase Price and consummate the transactions contemplated by this Agreement, including the (i) the repayment of the Group Indebtedness and (ii) the payment of fees and expenses that are for its account.

SECTION 5.5  BROKERS

.  Except for UBS Securities LLC, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

SECTION 5.6  THE BUYER’S EXAMINATION

.  The Buyer and its Representatives have been given access to a “data room” between December 19, 2006 and February 22, 2007 (the “Data Room”), and have received or been given access to all of the information described or referred to in this Agreement.  The Buyer and its Representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of the Company and its Subsidiaries in connection with the determination by the Buyer to enter into this Agreement and consummate the transactions contemplated hereby. The content of the Data Room has been moved to the offices of Gibson, Dunn & Crutcher LLP located at 480 Avenue Louise, 1050 Brussels, Belgium, just prior to the date hereof.  The Buyer and its Representatives will continue to have access to the Data Room until Closing.  The content of the Data Room together with any written answers given to the Buyer and/or its Representatives will be compiled on a CD-ROM under the supervision of the Buyer and the Stockholders, a copy of which will be delivered to the Buyer and the Stockholders on or prior to the Closing Date.

SECTION 5.7  INVESTIGATION; LIMITATION ON WARRANTIES.

(A)

The Buyer acknowledges and agrees that neither the Company nor any of its Subsidiaries, nor any other Person acting on behalf of the Company or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedules.  The Buyer further agrees that no Stockholder or any other Person will have or be subject to any liability to the Buyer or any other Person, nor will the Buyer or any other Person be entitled to make an indemnification claim, resulting from the distribution or use by the Buyer, any Affiliate thereof or any of their Representatives of any such information and any legal opinions, memoranda, summaries or any other information, documents or materials made available to the Buyer or its Affiliates or Representatives in the Data Room, certain management presentations or any other form otherwise provided in expectation of the transactions contemplated by this Agreement.

(B)

The Buyer acknowledges and agrees that except for the Core Representations, the Shares and the Convertible Bonds are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.  The Buyer acknowledges and agrees that it is consummating the transactions hereunder without any representation or warranty, express or implied, by any Person, except for the representations and warranties expressly set forth in this Agreement.

(C)

The Buyer acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  The Buyer is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  The Buyer has fully reviewed this Agreement, the Disclosure Schedules, the materials referenced therein and the materials in the Data Room relating to the transactions contemplated by this Agreement.  The Buyer does not have any knowledge that the representations and warranties of the Company in this Agreement and the Disclosure Schedules are not true and correct in all material respects and the Buyer does not have any knowledge of any material errors in, or material omissions from, the Disclosure Schedules and the Data Room.

(D)

In connection with the Buyer’s investigation of the Company and its Subsidiaries, the Buyer has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, and certain business plan information of the Company and its Subsidiaries.  The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against any Person with respect thereto.  Accordingly, the Company and the Stockholders make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

SECTION 5.8  SOLVENCY

.  Immediately after giving effect to the Closing and the transactions contemplated by this Agreement, the Buyer and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and each of its Subsidiaries shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

SECTION 5.9  ACQUISITION FOR INVESTMENT

.  The Shares and Convertible Bonds acquired by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer will not offer to sell or otherwise dispose of such Shares or Convertible Bonds in violation of any of the registration requirements of any securities Laws or other Laws.  The Buyer is an "accredited investor" within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended.

SECTION 5.10  REPAYMENT OF THE CREDIT FACILITY AGREEMENTS

.  The Company shall have obtained and communicated to the Purchaser on or prior to the Closing a statement from the lenders under the Credit Facilities Agreement listing all Credit Facilities Liens, expressing that the Credit Facilities Liens shall be released at Closing, upon and subject to full repayment to such lenders of the Group Indebtedness, and whereby the lenders undertake to provide all reasonably required assistance for the purpose of making effective such releases.

Subject to the delivery of the above statement, and to the Company's commitment to provide all reasonably required assistance in connection therewith, the Buyer shall be solely responsible of obtaining of the release of the Credit Facilities Liens.

At Closing, the Buyer shall, in addition to the payment of the Purchase Price, pay in cash into the Company’s bank account an amount sufficient for the Company and its Subsidiaries to repay the Group Indebtedness with value date (date de valeur) at the Closing Date, in accordance with the terms and conditions of the Credit Facility Agreements.

ARTICLE VI

COVENANTS

SECTION 6.1  CONDUCT OF BUSINESS PRIOR TO THE CLOSING

.  Except as set forth on Exhibit F, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), the Company shall conduct the Business only in the ordinary course of business consistent with past practice, and shall take reasonable steps to preserve substantially intact the organization of the Business.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Company and its Subsidiaries shall not do or propose to do, directly or indirectly, any of the following without the prior written consent of the Buyer:

(A)

amend or otherwise change its articles of organization or bylaws, or equivalent organizational documents;

(B)

except as set forth on Exhibit G, issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries, or any material assets of the Company or any of its Subsidiaries (other than sales or transfers of inventory in the ordinary course of business consistent with past practice);

(C)

except as set forth on Exhibit H, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock;

(D)  EXCEPT AS SET FORTH ON EXHIBIT H,

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(E)

except as set forth on Exhibit I, acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(F)

except as set forth on Exhibit J, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company's or any of its Subsidiaries' corporate structure;

(G)

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or draw any additional amount under existing lines of credit, subject to the prior approval of the Buyer, which shall not be unreasonably withheld; provided that in no event shall the Company or any of its Subsidiaries incur, assume or guarantee any long-term indebtedness for borrowed money;

(H)

materially amend, waive, modify or consent to the termination of any Material Contract, or materially amend, waive, modify or consent to the termination of the Company's or any of its Subsidiaries' rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;

(I)

authorize, or make any commitment with respect to, any single capital expenditure that is in excess of €500,000 or capital expenditures that are, in the aggregate, in excess of €500,000 for the Company and its Subsidiaries taken as a whole;

(J)

enter into any lease of real or personal property or any renewals thereof involving rental obligations exceeding €500,000 per year in any single case;

(K)

increase the compensation payable or to become payable, or the benefits provided to, its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than €100,000 in total annual cash compensation from the Company or any of its Subsidiaries, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Employee Benefit Plan;

(L)

enter into any Contract with any Related Party of the Company or any of its Subsidiaries;

(M)

make any material change in any method of accounting or accounting practice or policy, except as required by GAAP;

(N)

make any tax election, settle or compromise any income Tax liability or file any Return other than on a basis consistent with past practice;

(O)

pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(P)

permit the cancellation of any existing policy of insurance;

(Q)

cancel, compromise, waive or release any right of claim other than in the ordinary course of business consistent with past practice;

(R)

permit the lapse of any material right relating to Intellectual Property or any other intangible asset;

(S)

accelerate the collection of or discount any accounts receivable, delay the payment of any accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(T)

commence or settle any Action in excess of €500,000; or

(U)

announce an intention, enter into any formal agreement, or otherwise make a commitment to do any of the foregoing.

SECTION 6.2  COVENANTS REGARDING INFORMATION

.  From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, afford the Buyer and its officers, directors, principals, employees, advisors, auditors, agents and other representatives (collectively, "Representatives") reasonable access (including for inspection and copying) at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request, in each case to the extent that such access and disclosure would not obligate the Company or the Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any Contract to which the Company or the Subsidiaries is bound or any applicable law or regulation. All requests for access shall be directed to the Stockholder Representative or such other Person as the Company may designate in writing from time to time (the "Designated Contacts"). Notwithstanding anything in this Section 6.2 to the contrary,  the Company shall not be required to provide access or to disclose any information to the Buyer if such access or disclosure (i) would cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable Laws or regulations of any Governmental Authority (including anti-competition Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party.  Other than the Designated Contacts, the Buyer is not authorized to and shall not (and shall cause its Representatives and Affiliates not to) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby prior to the Closing without the prior written consent of the Company.

SECTION 6.3  EXCLUSIVITY

.  Each of the Stockholders and the Company agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, it shall not, and shall take all action necessary to ensure that none of the Subsidiaries of the Company or any of their respective Affiliates or Representatives shall:

(A)

solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the Business, the Shares or the Convertible Bonds, whether effected by sale of assets, sale of stock, merger or otherwise, other than inventory to be sold in the ordinary course of business consistent with past practice or (ii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries; or

(B)

participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  Each of the Stockholders and the Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

SECTION 6.4  NOTIFICATION OF CERTAIN MATTERS; SUPPLEMENTS TO DISCLOSURE SCHEDULES

(A)

The Company shall give prompt written notice to the Buyer of  (i) the occurrence of a Material Adverse Event, (ii) any failure of the Company or any of its Affiliates or Representatives to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer's obligations hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (iv) any Action pending or, to the Knowledge of the Company, threatened against a party or the parties relating to the transactions contemplated by this Agreement.

(B)

Each of the Company and the Stockholders shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of such party which has been rendered inaccurate thereby promptly following discovery thereof.  No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement.

SECTION 6.5  RELEASE OF INDEMNITY OBLIGATIONS.

  At the Closing, except for the obligations of the Company set forth in Section 6.14, each of the Stockholders hereby releases and discharges the Company and its Subsidiaries from any and all obligations to pay or indemnify such party, guarantee or secure its obligations or otherwise hold it harmless pursuant to any agreement, Contract or other arrangement entered into by such party with the Company or such Subsidiaries prior to the Closing.

SECTION 6.6  STOCKHOLDER ARRANGEMENTS

.  At the Closing, all accounts or contracts between the Company and its Subsidiaries, on the one hand, and any Stockholder or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, are hereby cancelled without any consideration or further liability to any party and without the need for any further documentation.  Notwithstanding the foregoing, the parties hereby agree that (i) the Company shall continue to assume the "Assumed Liabilities" described on page 3 of Schedule 3.6(a) of the Disclosure Schedules and (ii) they shall negotiate the terms and conditions pursuant to which the services agreement entered into between AMS Industries and the Company on November 1, 2005 (as referred to in Schedule 3.18 of the Disclosure Schedules) may be continued after the Closing.

SECTION 6.7  DIRECTOR RESIGNATIONS

.  At the Closing, the Stockholders will deliver the resignation of the directors of the Company, effective as of the Closing, as specified by the Buyer to the Company in writing at least five days prior to the Closing Date.

SECTION 6.8  CONFIDENTIALITY

(A)

Until the Closing Date, each of the parties shall, and shall cause its Affiliates, Representatives, the lenders and prospective lenders to, keep confidential, disclose only to its Affiliates, its  Representatives, the lenders or prospective lenders, and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from the other parties or their respective Affiliates or Representatives relating to such other parties or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section 6.8), unless disclosure of such information or data is required by applicable Law and/or Governmental Authorities.  In the event that the transactions contemplated hereby are not consummated, each party shall, and shall use its commercially reasonable efforts to cause its Affiliates, Representatives, the lenders and prospective lenders to, promptly return to the other parties or destroy all documents (including all copies thereof) containing any such information or data.

(B)

From the Closing and for a period of one year following the Closing Date, no Stockholder shall, and each Stockholder shall cause its Affiliates and Representatives not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that such Stockholder or such Affiliate or Representative may furnish such portion (and only such portion) of the Confidential Information as such Stockholder or such Affiliate or Representative reasonably determines it is legally obligated to disclose if:  (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such Stockholder or such Affiliate or Representative from being held in contempt or becoming subject to any other penalty under applicable Law.  For purposes of this Agreement, "Confidential Information" consists of all information and data relating to the Business, the Shares, the Convertible Bonds, the Company or its Subsidiaries or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 6.8).

SECTION 6.9  CONSENTS AND FILINGS

(A)

Each of the Company and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement, (ii) promptly make all necessary filings (which shall remain the sole responsibility of the Buyer), and thereafter make any other required submissions, with respect to this Agreement required under the German Act, the Spanish Act, the Brazilian Act, the Portuguese Act and the Ukrainian Act and any other applicable antitrust or competition law of any Governmental Authority and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each of the Company and the Stockholders shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and none of the Company or the Stockholders shall settle or compromise any such claim, suit or cause of action without the Buyer's written consent.  With respect to antitrust clearance, the Buyer shall use commercially reasonable efforts to make, within five Business Days of the date hereof, all necessary filings required under the German Act, the Spanish Act, the Portuguese Act and the Ukrainian Act and any other applicable antitrust or competition law of any Governmental Authority (“Governmental Approvals”).  The Company shall promptly furnish to the Buyer all necessary information as the Buyer may reasonably request in connection with the preparation of any filing or submission pursuant to any Governmental Approval and the Buyer shall promptly furnish to the Stockholder Representative copies of all written communications (and memoranda setting forth the substance of any oral communication) in connection with any Governmental Approval in connection with this Agreement.  The Buyer will consult with the Stockholder Representative prior to any meetings, by telephone or in person, with the staff of any applicable Governmental Authority.  The Buyer shall promptly respond to any request for additional information pursuant to any Governmental Approval.  Upon the terms and subject to the provisions hereof, the Buyer and the Company shall each use their reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any antitrust or trade or regulatory laws or regulations of any Governmental Authority and to cause the waiting periods or other requirements under the applicable anti-competition Laws to terminate or expire at the earliest possible date.  For purposes hereof, “reasonable best efforts” of the Buyer shall include the Buyer’s agreement to hold separate and divest such businesses, products and assets of the Buyer and its Affiliates as may be necessary to obtain the agreement of any Governmental Authority not to seek an injunction against or otherwise oppose the transactions contemplated hereby, on such terms as may be required by such Governmental Authority.  The Buyer shall not (and, after Closing, the Buyer shall not permit the Company and any of its Subsidiaries to) consummate another transaction or enter into an agreement with respect to another transaction or take any other action if the intent or reasonably anticipated consequence of such transaction or action is, or would be, to cause any Governmental Authority not to grant approval of any required regulatory approval or materially delay either such approval.

(B)

The Company shall use reasonable efforts to obtain such third party consents and estoppel certificates as the Buyer may deem necessary or desirable in connection with the transactions contemplated by this Agreement.  The Buyer shall cooperate with and assist the Company in obtaining such consents and estoppel certificates; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such  consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer may deem adverse to the interests of the Buyer, the Business, the Shares or the Convertible Bonds.  The Buyer has been aware through its investigations and acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or its Subsidiaries is a party (including the Material Contracts) and such consents may not be obtained.  The Buyer agrees that the Stockholders shall not have any liability whatsoever to the Buyer (and the Buyer shall not be entitled to assert any claims against the Stockholders) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result thereof.  The Buyer further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of the Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any default, acceleration or termination or loss of right.

(C)

The Company shall deliver, as promptly as practicable, to the greatest extent possible by March 26, 2007, but in no event later than April 5, 2007, the audited 2006 Financial Statements (which shall be prepared consistent with past practice and shall be without footnotes), which shall conform in all respects with the Unaudited Financial Statements, except for such failures to conform as would not, in the aggregate, have a Material Adverse Effect.

(D)

The Stockholders shall cause Ernst & Young LLP to provide to the Buyer, at the Company's expense and as promptly as practicable after the Closing, but in no event later than June 4, 2007, (i) financial statements of the Company and its Subsidiaries in compliance with Regulation S-X under the Securities Act of 1933, as amended, as and when needed to satisfy the Buyer's United States reporting obligations in connection with the transactions contemplated hereby, including audited consolidated financial statements for 2004, 2005 and 2006, interim unaudited consolidated financial statements for March 31, 2006 and 2007, and pro forma financial statements, as may be required in accordance with Regulation S-X, and (ii) written consents, awareness letters and other documents, as requested by the Buyer, with respect to the inclusion of such financial statements in the Buyer's filings with the United States Securities and Exchange Commission.  The Company shall provide Ernst & Young LLP with reasonable and customary representation letters in connection therewith.

SECTION 6.10  PUBLIC ANNOUNCEMENTS

.  Each of the Stockholders, the Company and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

SECTION 6.11  REPAYMENT OF GROUP INDEBTEDNESS

.  Provided that the Buyer has made funds referred to in Section 5.10 available the Company shall repay the Group Indebtedness at the Closing.  The Stockholders shall use commercially reasonable efforts to assist the Company and the Buyer with preparations for prepayments and termination of the Group Indebtedness.

SECTION 6.12  EMPLOYMENT MATTERS

(A)

All Business Employees who remain employees of the Business after the Closing Date are referred to as "Continuing Employees".

(B)

For a period of at least one year following the Closing Date and subject to their continued employment, the Buyer shall (or shall cause an Affiliate of the Buyer to) provide wages and employee benefits to each Continuing Employee who is not an employee of any Subsidiary of the Company organized in the United States that, in the aggregate, are substantially comparable to those provided to such Continuing Employee immediately prior to the Closing (provided, however, that each Continuing Employee's terms and conditions of employment shall instead be in compliance with applicable law to the extent such law requires different treatment of such Continuing Employee).

(C)

For a period of at least one year following the Closing Date, the Buyer shall (or shall cause an Affiliate to) provide wages and employee benefits to each Continuing Employee of any Subsidiary of the Company organized in the United States that, in the aggregate, are (i) comparable to those provided to similarly-situated employees of the Buyer in the United States or (ii) substantially comparable to those provided to such Continuing Employee immediately prior to the Closing.

(D)

The Buyer shall take all actions required so that eligible Continuing Employees shall receive credit for purposes of participation and vesting under any employee benefit plans, programs or arrangements sponsored by the Buyer or an Affiliate of the Buyer to the extent credited under an analogous plan, program or arrangement of the Company or a Subsidiary of the Company as of the Closing Date.  To the extent that the Buyer or an Affiliate of the Buyer modifies any coverage or benefit plans under which the Continuing Employees participate, the Buyer shall (or shall cause such Affiliate to) waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such Continuing Employees credit under the new coverage or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the plan year in which the Closing occurs.

(E)

Nothing in this Section 6.12 shall impact the Buyer's or any of its Affiliates' rights to terminate the employment of any Continuing Employee or (subject to Section 6.12(b) and Section 6.12(c)) change the terms and conditions of such Continuing Employee's employment at any time.

(F)

The Buyer shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by the Buyer or, after the Closing, the Company (including breach of contract, defamation or retaliatory discharge) regarding any Business Employee, including any such liability (i) under any applicable law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, contract, policy, commitment, or arrangement of the Company and its Subsidiaries, including with respect to severance or retention plans, or to the extent such severance or retention plans provide payments or benefits with respect to any Business Employee.

(G)

In any termination or layoff of any Business Employee by the Buyer or the Company after the Closing, the Buyer and the Company will comply fully, if applicable, with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and all other applicable Laws, including those prohibiting discrimination and requiring notice to employees.  The Buyer shall not, and shall cause the Company and its Subsidiaries not to, at any time prior to 60 days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any Subsidiary without complying fully with the requirements of WARN.  The Buyer will bear the cost of compliance with (or failure to comply with) any such Laws.

(H)

For periods on and after the Closing Date, the Company and its Subsidiaries shall continue to have all obligations and liabilities under and with respect to the Employee Benefit Plans and to or with respect to all persons entitled to benefits under the provisions of each such Employee Benefit Plan, including, without limitation, the obligation to provide or make available welfare benefits to retired or disabled employees of the Company and its Subsidiaries.  Nothing in this Section will preclude the Buyer from making any modification to, or terminating, such Employee Benefit Plans.

(I)

No Continuing Employee or any dependent or beneficiary thereof is an intended third-party beneficiary of this Section 6.12, and no such individual shall have any right to enforce the provisions of this Section 6.12.

SECTION 6.13  TAX COVENANTS

(A)

Each of the Stockholders shall be responsible for the payment of its Taxes resulting from the transactions contemplated hereby and the Buyer shall have no liability therefor.

(B)

The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Returns of the Company and its Subsidiaries for Pre-Closing Tax periods that are due (including extensions) after the Closing Date and for any Taxable Period that begins prior to and ends after the Closing Date.

(C)

All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any interest and penalties) incurred in connection with the transactions contemplated by this Agreement ("Transfer Taxes") shall be paid by the Buyer  and the Buyer will prepare and file all necessary Returns and other documentation with respect to such Transfer Taxes and, if required by Law, the Stockholders will join in the execution of any such Returns.

SECTION 6.14  INDEMNIFICATION OF DIRECTORS AND OFFICERS

(A)

For six years from and after the Closing Date, to the fullest extent permitted by applicable Law, the Buyer and the Company agree to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such persons are currently indemnified by the Company pursuant to the Company’s organizational documents and Director Indemnification Agreements for acts or omissions occurring at or prior to the Closing Date, and the Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ organizational documents relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to the Closing; provided, however, that the foregoing will not apply to indemnification claims pursuant to Article VIII hereunder; provided, further, that neither the Company nor the Buyer shall be liable with respect to any settlements effected without its written consent (which consent shall not be unreasonably withheld).

(B)

The Buyer shall cause the Company and its Subsidiaries to maintain in effect for six years from the Closing Date directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy on terms not less favorable than such existing insurance coverage; provided, that in the event that any claim is brought under such director’s and officer’s liability insurance policy, such policy shall be maintained until final disposition of such claim; provided,further, that the Company shall not be required to pay an annual premium in excess of 250 percent of the last annual premium paid prior to the date thereof, but in such case shall purchase as much coverage as possible for such amount.

(C)

In addition to the other rights provided for in this Section 6.14 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by Section 6.14), from and after the Closing Date, the Buyer shall, and shall cause the Company and its Subsidiaries (each, a "D&O Indemnifying Party") to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless (and release from any liability to the Buyer or the Company or any of its Subsidiaries), the individuals who, on or prior the Closing Date, were officers, directors, or employees or agents of the Company or any of its Subsidiaries or served on behalf of the Company as an officer, director or employee or agent of any of the Company’s current or former Subsidiaries or Affiliates (collectively, "Covered Affiliates") or any of their predecessors in all of their capacities (including as member or stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, directors or employees or agents (each a "D&O Indemnitee" and, collectively, the "D&O Indemnitees") against all D&O Expenses, losses, claims, damages, judgments or amounts paid in settlement ("D&O Costs") in respect of any threatened, pending or completed Action based on or arising out of or relating to the fact that such Person is or was a director, officer or employee (controlling or otherwise) of the Company or any of its Subsidiaries or Covered Affiliates or any of their predecessors arising out of acts or omissions occurring on or prior to the Closing Date (including without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a "D&O Indemnifiable Claim"), except for acts or omissions which involve conduct known to such Person at the time to constitute a material violation of applicable law and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.  Each D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied.  For the purposes of this Section 6.14(c), "D&O Expenses" shall include reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D& O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(D)

Notwithstanding anything contained in this Agreement to the contrary, this Section 6.14 shall survive the consummation of the Closing indefinitely.  In the event that the Buyer or the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges in to any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Buyer or its Subsidiary, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 6.14.

(E)

The obligations of the Buyer, the Company and its Subsidiaries under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.14 applies without the consent of such affected D&O Indemnitee.

SECTION 6.15  PRESERVATION OF RECORDS; POST-CLOSING ACCESS AND COOPERATION

The Buyer and the Company shall preserve and retain, in accordance with the Buyer's record retention program as in effect from time to time, all corporate, accounting, legal, auditing, human resources and other books and records of the Company and each of its Subsidiaries relating to the conduct of the Business prior to the Closing Date.  If, after the Closing, the Stockholders need information contained in the books and records of the Company, then the Buyer shall cause the Company to provide the Stockholders with such information.

SECTION 6.16  INDONESIAN SUBSIDIARY

.  Messrs. Bize and Matton shall provide reasonable assistance to the Company to resolve the dispute between the Company and its partner in Indonesia.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.1  GENERAL CONDITIONS

.  The respective obligations of the Buyer, the Company and the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer, the Company or the Stockholder Representative (on behalf of the Stockholders) in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party (or, in the case of the Stockholders, such waiver by the Stockholder Representative on behalf of the Stockholders shall only be effective as to the obligations of the Stockholders)):

(A)

No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(B)

Antitrust/Competition and Regulatory Clearance.  Any waiting period (and any extension thereof) under the German Act, the Spanish Act, the Portuguese Act and the Ukrainian Act or any applicable Laws and/or regulations of any Governmental Authority shall have expired or shall have been terminated, it being understood that the Buyer shall be solely responsible for obtaining the Brazilian antitrust clearance or the consequences of the failure to obtain of such clearance.

SECTION 7.2  CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS

.  The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company or the Stockholder Representative (on behalf of the Stockholders), in its sole discretion:

(A)

Representations, Warranties and Covenants of the Buyer.  The representations and warranties of the Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Knowledge" set forth therein) would not, individually or in the aggregate, reasonably be expected to be materially adverse to the ability of the Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.  The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

SECTION 7.3  CONDITIONS TO OBLIGATIONS OF THE BUYER

.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(A)

Representations, Warranties and Covenants of the Company.

(I)  THERE SHALL NOT HAVE OCCURRED, WITHOUT GIVING EFFECT TO ANY LIMITATION OR QUALIFICATION (INCLUDING THE WORD "MATERIAL", "MATERIAL ADVERSE EFFECT", "MATERIAL ADVERSE EVENT" OR "KNOWLEDGE") SET FORTH IN ANY REPRESENTATION OR WARRANTY OF THE COMPANY CONTAINED IN THIS AGREEMENT:

(A)           any breach of any representation or warranty of the Company (other than any Core Representation of the Company) contained in Article III as of the date of this Agreement;

(B)           any breach of any Core Representation of the Company as of the date of this Agreement or as of the Closing Date; or

(C)           any Material Adverse Event;

that, individually or in the aggregate, has a Material Adverse Effect, and

(II)  THE COMPANY SHALL HAVE PERFORMED ALL OBLIGATIONS AND AGREEMENTS AND COMPLIED WITH ALL COVENANTS AND CONDITIONS REQUIRED BY THIS AGREEMENT TO BE PERFORMED OR COMPLIED WITH BY IT PRIOR TO OR AT THE CLOSING, EXCEPT FOR ANY SUCH FAILURES TO PERFORM OR COMPLY AS WOULD NOT REASONABLY BE EXPECTED TO BE ADVERSE TO THE COMPANY, THE BUYER, OR THE COMPANY OR THE BUYER’S ABILITY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AS CONTEMPLATED BY THIS AGREEMENT.

(B)

Representations, Warranties and Covenants of the Stockholders.  The representations and warranties of each Stockholder contained in Article IV of this Agreement shall be true and correct as of the date of this Agreement, and the Core Representations of each Stockholder contained in this Agreement shall be true and correct as of the Closing Date, except in either case where the failure to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Knowledge" set forth therein) would not, individually or in the aggregate, reasonably be expected to be materially adverse to the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.  Each Stockholder shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, except where the failure to do so does not adversely impact the Company, the Buyer or the Buyer's ability to consummate the transactions contemplated hereby in accordance with this Agreement.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

.  The representations and warranties of the Company, the Stockholders and the Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall terminate as of the Closing; provided, however, that the representations and warranties set forth in Section 3.1, Section 4.1 and Section 5.1 relating to organization and existence, Section 3.2, Section 4.2 and Section 5.2 relating to authority, Section 4.4 relating to Common Stock and Convertible Bonds, and Section 3.4 relating to capitalization (Sections 3.1, Section 3.2, Section 3.4, Section 4.1, Section 4.2, Section 4.4, Section 5.1, and Section 5.2 are collectively referred to herein as the "Core Representations") shall survive until the date that is 18 months after the Closing Date.  For the avoidance of doubt, the Buyer shall not have any right to be indemnified hereunder after the Closing Date for the breach of any representation or warranty set forth in this Agreement other than for breaches of the Core Representations.  All covenants of the Company, the Stockholders and the Buyer contained in this Agreement shall survive until the date that is 12 months after the Closing Date.

SECTION 8.2  INDEMNIFICATION BY THE STOCKHOLDERS

.  Each Stockholder shall save, defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to (i) any breach of any Core Representation or covenant made by the Company or any Stockholder in this Agreement or (ii) any unpaid Transaction Expenses.  For purposes of this Section 8.2, each Stockholder’s indemnification obligations shall be several (in accordance with its percentage ownership of the Shares and Convertible Bonds as set forth opposite such Stockholder’s name on Exhibit A) and not joint.

SECTION 8.3  INDEMNIFICATION BY THE BUYER

.  The Buyer shall save, defend, indemnify and hold harmless the Stockholders and their respective Affiliates, and the respective Representatives, successors and assigns of each of the foregoing, from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to (i) any breach of any Core Representation or covenant made by the Buyer in this Agreement, and (ii) any acts or omissions by the Buyer or the Company or its Subsidiaries and any obligations and liabilities in respect of the Buyer and the Company or its Subsidiaries from and after the Closing Date.

SECTION 8.4  PROCEDURES

(A)

In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party for monetary damages (a "Third Party Claim"), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the "Indemnifying Party") within fifteen Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

(B)

The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party's expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(C)

The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnified Party or Losses incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Indemnifying Party within five Business Days after receipt of notice of such Losses, from the date such Losses have been notified to the Indemnifying Party, at the rate per annum at which deposits are offered by first class banks to first class banks in immediately available funds in the London Interbank Market for available funds in the London Interbank Market.

(D)

In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party's claim for the difference.

(E)

Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

SECTION 8.5  INDEMNIFICATION EXCLUSIVE REMEDY

.  Except in the case of fraud or intentional misconduct, the sole recourse and exclusive remedy of the Buyer, the Company and the Stockholders for the breach of any representations, warranties, covenants and agreements contained in this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto contained in any Schedules or Exhibit to this Agreement, or otherwise arising from the transactions contemplated hereby or the operations of the Company and its Affiliates prior to the Closing, shall be to assert a claim for indemnification under the indemnification provisions of this Article VIII.  Except in the case of fraud or intentional misconduct, the only legal action which may be asserted by any party hereto against any other party hereto with respect to any matter which is the subject of this Article VIII shall be a contract action to enforce, or to recover Losses as an indemnification claim for the breach of, this Agreement pursuant to the recourse described in this Article VIII.  In furtherance of the foregoing, and except as set forth in this Article VIII, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any Indemnifying Party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort or strict liability or any federal, state, local or foreign statute, law, rule, regulation or ordinance or otherwise.

SECTION 8.6  INDEMNIFICATION LIMITS.

(A)

THE BUYER AGREES, ON BEHALF OF ITSELF, ITS AFFILIATES (INCLUDING THE COMPANY AFTER CLOSING), SUCCESSORS AND ASSIGNS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, REPRESENTATIVES AND AGENTS, THAT THE SOLE AND EXCLUSIVE SOURCE OF RECOVERY FOR ANY SUCH PERSON’S INDEMNIFICATION OR OTHER CLAIM UNDER OR IN CONNECTION WITH THIS AGREEMENT IS TO MAKE AN INDEMNIFICATION CLAIM AGAINST THE STOCKHOLDERS SEVERALLY AND NOT JOINTLY AND IN NO EVENT SHALL ANY INDEMNIFICATION OF OR RECOVERY BY THE BUYER OR ANY OTHER INDEMNITEE FOR LOSSES PURSUANT TO SECTION 8.2 THAT ARE RECOVERABLE EXCEED, WITH RESPECT TO ANY STOCKHOLDER, THE AMOUNT OF THE PURCHASE PRICE ACTUALLY RECEIVED BY SUCH PERSON.

(B)

To the extent that any Losses which would otherwise be subject to indemnification pursuant to this Article VIII were expressly reflected in the reserves and accruals in the Financial Statements (but only to the extent specifically reserved or accrued), the Buyer or other indemnitee shall not be able to recover for such Losses.

(C)

The Buyer may not seek indemnification under this Agreement with regard to any Losses to the extent that such Losses are caused by actions taken by the Buyer or the Company after the Closing.  After the Closing, the Buyer shall, and shall cause the Company and its Subsidiaries to, promptly notify the Stockholder Representative upon becoming aware of any fact, occurrence or event that the Buyer believes could cause any of the representations and warranties contained in Article III to be inaccurate or incomplete in any respect, and the Buyer and the Company shall utilize commercially reasonable efforts, consistent with normal practices and policies and good commercial practice to mitigate such Losses, including reasonably pursuing any and all other available indemnity rights.

(D)

From and after the Closing, the Buyer and the Company shall maintain or cause to be maintained customary property, casualty, business interruption and other insurance in respect of the Company in accordance with the Buyer’s general practices and industry standards.

(E)

Any amounts payable under Section 8.2 or Section 8.3 shall be treated by the Buyer and the Stockholders as an adjustment to the Purchase Price, and shall be calculated after giving effect to (i) any proceeds received or receivable from insurance policies covering the Loss that is the subject of the claim for indemnity (any self-insured, retention, deduction or similar liability retention by the Buyer will, for this purpose, be viewed as actual insurance for this purpose, except to the extent any such insurance proceeds must be specifically repaid by indemnitee through adjustments to past, present or future premiums or other similar mechanism and net of any costs of obtaining any such proceeds), (ii) any proceeds received or receivable from third parties, including, without limitation, any party to any Prior Acquisition Agreement, through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such indemnitee (such arrangements referenced in clauses (i) and (ii) in this Section 8.6(e), collectively, "Alternative Arrangements"), and (iii) the Tax benefit to the indemnitee resulting from, or as a consequence of, the damage, loss, liability or expense that is the subject of the indemnity, to the extent that such Tax benefits are actually received by the indemnitee.  The Buyer shall have no right to assert any claims pursuant to this Article VIII or otherwise with respect to any Losses that would have been covered by an Alternative Arrangement had the Buyer maintained for its benefit and the benefit of the Company and its Subsidiaries the same rights or coverage under an Alternative Arrangement following the Closing that was in effect for the Company and its Subsidiaries immediately prior to the Closing.

(F)

The Buyer and the Company after the Closing shall utilize their commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under Section 8.2, including pursuing any and all other remedies to (i) collect any proceeds pursuant to Alternative Arrangements covering the Loss that is the subject to the claim for indemnity and (ii) obtain the actual recognized Tax benefit to the indemnitee resulting from the Loss that is the subject of the indemnity.  If any such proceeds, benefits or recoveries are received by the Buyer or the Company with respect to any Losses after the Buyer or the Company has received proceeds from the Stockholders, the Buyer or the Company shall promptly, but in any event no later than ten Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay to the Stockholder Representative the amount of such proceeds, benefits or recoveries for distribution to the Stockholders.  Upon making a payment to the Buyer or the Company in respect of any Losses, the Stockholders will, to the extent of such payment, be subrogated to all rights of the Buyer or the Company against any third party in respect of the Losses to which such payment relates.  The Buyer and the Company will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.  Each party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(G)

No claims by any party shall be asserted for any breach of a representation or warranty contained in this Agreement if such party had knowledge of such breach at the date of this Agreement or otherwise at the time of Closing.

(H)

Effective as of the Closing Date, each of the Buyer and the Company (each a "Releasor"), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Stockholders, the Stockholder Representative and each of their respective past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel and agents (each a "Releasee"):) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively "Claims"):) which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing Date.  Each Releasor agrees not to, and agrees to cause its respective Affiliates and Subsidiaries not to, assert any Claim against the Releasees.  Notwithstanding the foregoing, each Releasor and its respective heirs, legal representatives, successors and assigns retain, and do not release, their rights and interests under the terms of this Agreement or with respect to any Claim or liability resulting from such Person’s fraud, embezzlement or other criminal act.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH STOCKHOLDER WILL ONLY BE LIABLE SEVERALLY, AND NOT JOINTLY AND SEVERALLY, FOR ANY OBLIGATIONS AND RESPONSIBILITIES OF THE STOCKHOLDERS SET FORTH IN THIS AGREEMENT.  EXCEPT AS SET FORTH IN THIS ARTICLE VIII, EACH INDIVIDUAL STOCKHOLDER SHALL ONLY BE RESPONSIBLE FOR BREACHES OF SUCH STOCKHOLDER’S REPRESENTATIONS AND WARRANTIES OR COVENANTS, AND NOT FOR BREACHES OF ANY OTHER STOCKHOLDER’S REPRESENTATIONS AND WARRANTIES OR COVENANTS SET FORTH IN THIS AGREEMENT.

ARTICLE IX

TERMINATION

SECTION 9.1  TERMINATION

.  This Agreement may be terminated at any time prior to the Closing:

(A)

by mutual written consent of the Buyer and the Stockholder Representative;

(B)

(i) by the Company and the Stockholder Representative (on behalf of the Stockholders), if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery by the Company to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Company and the Stockholder Representative (on behalf of the Stockholders) or (ii) by the Buyer, if the Company or any of the Stockholders breaches or fails to perform in any respect any of its respective representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within 15 days following delivery by the Buyer to the Company of written notice of such breach or failure to perform and (z) has not been waived by the Buyer;

(C)

by the Company, the Stockholder Representative (on behalf of the Stockholders) or the Buyer if the Closing shall not have occurred by the date that is 120 days after the date of the Agreement; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(D)

by the Company, the Stockholder Representative (on behalf of the Stockholders) or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 6.9, to have such order, decree, ruling or other action vacated; or

(E)

by the Buyer, if between the date hereof and the Closing, there has occurred a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

SECTION 9.2  EFFECT OF TERMINATION

.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (i) for the provisions of Section 3.25 and Section 5.5 relating to broker's fees and finder's fees, Section 6.8 relating to confidentiality, Section 6.10 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1  FEES AND EXPENSES

.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided that the Buyer shall pay all filing fees required with respect to the notification, report or other requirements with respect to each Governmental Approval, and provided, further, that if the transactions contemplated hereby are consummated, all Transaction Expenses shall be borne and paid by the Stockholders and not by the Company, any Subsidiary of the Company or the Buyer.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

SECTION 10.2  AMENDMENT AND MODIFICATION

.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Company, the Stockholder Representative and the Buyer and otherwise as expressly set forth herein.

SECTION 10.3  WAIVER

.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

SECTION 10.4  NOTICES

.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(A)

if to the Company, to:

Actaris Metering Systems

26, rue de Louvigny
L-1946, Luxembourg
Attention: General Counsel
Facsimile: +35 2 27 27 07 11

with a copy (which shall not constitute notice) to:

Actaris Management Services
480, Avenue Louise, 1050 Brussels
Attention: Legal Department
Facsimile: + 32 2 642 88 36

(B)

if to the Stockholder Representative, to:

LBO France
148, rue de l’Université
75007 Paris, France
Attention:  Mr. Robert Daussun
Facsimile:  +33 1 40 62 75 55

with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw
1675 Broadway
New York, New York 10019-5820
Attention: James B Carlson
Facsimile: (212) 849-5515

and

Mayer, Brown, Rowe & Maw
41, avenue Hoche 75008 Paris
Attention: Xavier Jaspar
Facsimile: + 33 1 53 96 03 83

(C)

if to the Buyer, to:

Itron, Inc.

2111 N. Molter Road

Liberty Lake, WA  99019

Attention:  John W. Holleran

Facsimile:  509-891-3334

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  Barbara L. Becker, Esq.

Facsimile:  (212) 351-4035

SECTION 10.5  INTERPRETATION

.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word "including" and words of similar import when used in this Agreement will mean "including, without limitation", unless otherwise specified.

SECTION 10.6  ENTIRE AGREEMENT

.  This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

SECTION 10.7  NO THIRD-PARTY BENEFICIARIES

.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns and the Persons referred to in Section 6.14 and Article VIII any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

SECTION 10.8  GOVERNING LAW

.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

SECTION 10.9  SUBMISSION TO JURISDICTION

.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.10  ASSIGNMENT; SUCCESSORS

.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Buyer, on the one hand, or the Company or any Stockholder, on the other hand, without the prior written consent of the Stockholder Representative or the Buyer, respectively, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may (i) assign any of its rights and interests and delegate any of its obligations under this Agreement (in whole or in part) to any Affiliate of the Buyer and (ii) make a collateral assignment of its rights under this Agreement to its secured lender, in each case without the prior consent of the Company; providedfurther, that no assignment shall limit the assignor's obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.11  ENFORCEMENT

.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

SECTION 10.12  CURRENCY

.  All references to "Euros" or "€" or "EUR€" in this Agreement refer to Euro, which is the single currency of Participating Member States of the European Union.

SECTION 10.13  SEVERABILITY

.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

SECTION 10.14  WAIVER OF JURY TRIAL

.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.15  COUNTERPARTS

.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

SECTION 10.16  FACSIMILE SIGNATURE

.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

SECTION 10.17  TIME OF ESSENCE

.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

SECTION 10.18  NO PRESUMPTION AGAINST DRAFTING PARTY

.  Each of the parties hereto acknowledges that each party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

SECTION 10.19  DISCLOSURE SCHEDULE

.  The disclosures in the Disclosure Schedules are to be taken as relating to the representations and warranties of the Company as a whole, notwithstanding the fact that the Disclosure Schedules are arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedules and notwithstanding that a particular representation and warranty may not make a reference to the Disclosure Schedules.  The inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to any of the Company or its Subsidiaries.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

SECTION 10.20  PROVISION RESPECTING REPRESENTATION OF COMPANY

.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, member, partners, officers, employees and Affiliates, that Mayer, Brown, Rowe & Maw LLP may serve as counsel to each and any of the Stockholder Representative, the Stockholders and their respective Affiliates (individually and collectively, the "Seller Group"), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Mayer, Brown, Rowe & Maw LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

SECTION 10.21  AUTHORITY AND RIGHTS OF STOCKHOLDER REPRESENTATIVE; LIMITATIONS ON LIABILITY

.  The Stockholder Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement.  All actions, notices, communications and determinations by the Stockholder Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Stockholders.  Neither the Stockholder Representative nor any of its officers, directors, employees, agents, representatives or Affiliates will have any liability to the Company, the Buyer or the Stockholders with respect to actions taken or omitted to be taken by the Stockholder Representative in such capacity (or any of its officers, directors, employees, agents, representatives or Affiliates in connection therewith), except with respect to the Stockholder Representative’s gross negligence or willful misconduct.  The Stockholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Stockholder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Stockholder Representative (for itself and its officers, directors, employees, agents, representatives and Affiliates) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Representative in such capacity (or any of its officers, directors, employees, agents, representatives or Affiliates in connection therewith), and to full indemnification against any Losses arising out of actions taken or omitted to be taken in its capacity as Stockholder Representative (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct), including, without limitation, the costs and expenses of investigation and defense of claims, from the Stockholders (including, without limitation, from funds paid to the Stockholder Representative under this Agreement and/or otherwise received by it in its capacity as Stockholder Representative, or funds to be distributed to the Stockholders under this Agreement at its direction, pursuant to or in connection with this Agreement).  In furtherance of the foregoing, the Stockholder Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Stockholders, as Purchase Price pursuant to this Agreement at Closing or thereafter to satisfy such obligations (including to establish such reserves as the Stockholder Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable.  To the extent that the amount included as Stockholder Representative expenses exceeds such expenses, disbursements or advances, the Stockholder Representative may retain such excess as a fee for the services it provides hereunder.  The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Stockholder Representative or any Stockholder for any purpose of federal or state law, including without limitation, federal or state income tax purposes.  Neither the Stockholder Representative nor any of its Affiliates owes any fiduciary or other duty to any Stockholder.

SECTION 10.22  FRENCH TAX DECLARATION

.  For the purpose of the provisions of Article 223 B(c) of the French tax code, the Buyer hereby declares that its intention is to sell Actaris Holdings France’s shares to its French holding company as soon as possible after the purchase of the Shares and the Convertible Bonds as provided herein.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ACTARIS METERING SYSTEMS

hereby acknowledges and accepts the power given to it in Section 2.1(b) and undertakes to record, on the Closing Date, (i) in its stockholders’ register the ownership rights of the Buyer in respect of the Shares and (ii) in its bondholders’ register the ownership rights of the Buyer in respect of the Convertible Bonds

By:      /s/ Robert Daussun  /s/ Thierry de Miranda
Name: Robert Daussun/Thierry de Miranda
Title: Directors

ITRON, INC.

By:      /s/ John S. Shaub
Name: John S. Shaub
Title: Power of Attorney

LBO FRANCE GESTION SAS,
acting on behalf of the FCPRs that it manages, duly represented by its President, François IV Holding SAS, represented by its President, Robert Daussun in its capacity as Stockholder

By:      /s/ Robert Daussun
Name: Robert Daussun
Title: President

ACTARIS EXPANSION

By:      /s/ Thierry de Miranda
Name: Thierry de Miranda
Title: Power of Attorney

SOPERCAP

By:      /s/ Clermont Matton
Name: Clermont Matton
Title: Administrateur

AMS INVESTISSEMENT

By:      /s/ Jean-Paul Bize
Name: Jean-Paul Bize
Title: President

LBO FRANCE GESTION SAS,
duly represented by its President, François IV Holding SAS, represented by its President, Robert Daussun in its capacity as Stockholder Representative

By:      /s/ Robert Daussun
Name: Robert Daussun
Title: President